Exhibit 99.1

For Immediate Release Contact: David S. Silverman (802) 888-6600

Union Bankshares Announces Third Quarter Ended September 30, 2014
Earnings and Quarterly Dividend Payment

Morrisville, VT October 15, 2014 - Union Bankshares, Inc. (NASDAQ - UNB) today announced Net Income for the third quarter 2014 of $2.13 million, or $0.47 per share, compared to $2.07 million, or $0.47 per share, for 2013, an increase of 2.6% quarter over quarter. Results for the third quarter 2014 reflect a year to year increase in net interest income of $107 thousand, or 1.9%, and an increase in noninterest income of $493 thousand, or 24.2%, partially offset by an increase in the provision for loan losses of $55 thousand, or 57.9%, an increase in noninterest expenses of $454 thousand, or 8.9% and an increase in the provision for income taxes of $66 thousand or 12.1%. Noninterest income increased primarily due to an increase in gain on sale of securities available-for-sale of $234 thousand, an increase in the gain on sale of other real estate owned of $126 thousand, and an increase in the gain on sale of real estate loans of $112 thousand. Noninterest expenses increased year over year primarily due to an increase of $96 thousand, or 16.1%, in Pension and employee benefits as a result of increasing health and dental insurance costs of $88 thousand, an increase in the Company's 401k contribution of $87 thousand, offset by an increase in the pension plan benefit of $79 thousand. Other noninterest expenses increased $369 thousand, or 23.7% primarily due to a prepayment penalty incurred for the early payoff of a Federal Home Loan Bank advance.
Year to date earnings for 2014 were $5.8 million, or $1.30 per share, compared to $5.6 million, or $1.26 per share, for 2013, an increase of 3.6% year over year. Net interest income improved $542 thousand, or 3.3% and noninterest income increased $241 thousand, or 4.0%. These positive changes were partially offset by an increase in the provision for loan losses of $70 thousand, or 30.4%, an increase in noninterest expenses of $512 thousand, or 3.3% and an increase in the provision for income taxes of $76 thousand, or 5.0%.
Total assets grew to $602.7 million as of September 30, 2014 from $574.7 million as of September 30, 2013, an increase of 4.9%. Total asset growth included an increase in loans of 2.4%, amounting to $487.4 million as of September 30, 2014 from $476.1 million at September 30, 2013. The increase is attributable to continued residential loan demand and an increase in commercial and municipal lending during the first nine months of 2014. Loans serviced for others grew $48.1 million, or 15.5%, to $358.2 million as of September 30, 2014 from $310.0 million as of September 30, 2013. Total deposits reached $531.0 million compared to the prior year of $507.3 million, or growth of 4.7%. The Company had total capital of $52.7 million with a book value per share of $11.81 as of September 30, 2014 compared to $46.7 million and $10.47 per share at September 30, 2013.
A quarterly cash dividend of $.26 per share was declared on October 15, 2014, payable on November 6, 2014 to shareholders of record October 25, 2014.

Union Bankshares, Inc., operates as the holding company for Union Bank, which provides commercial, retail and municipal banking services and asset management services throughout northern Vermont and northwestern new Hampshire. Union Bank was founded in 1891 in Morrisville, Vermont where the Bank's and its holding company's headquarters are located. Union bank operates 17 banking offices, two loan centers, ATMs, and multiple electronic delivery channels.
Union Bank has been helping people buy homes and local businesses create jobs in area communities since 1891. Union Bank has earned an outstanding reputation for residential lending programs, is recognized as a preferred lender for the Small Business Administration and Rural Development and has maintained an outstanding Community Reinvestment Act rating from the FDIC. Union is proud to be one of the few community banks serving Vermont and New Hampshire. Our strong traditional values, combined with financial expertise, quality products and the latest technology--make Union Bank the premier choice for your banking services, both personal and commercial. Member FDIC. Equal Housing Lender.

Statements made in this press release that are not historical facts are forward-looking statements. Investors are cautioned that all forward-looking statements necessarily involve risks and uncertainties, and many factors could cause actual results and events to differ materially from those contemplated in the forward-looking statements. When we use any of the words “believes,” “expects,” “anticipates” or similar expressions, we are making forward-looking statements. The following factors, among others, could cause actual results and events to differ from those contemplated in the forward-looking statements: uncertainties associated with general economic conditions; changes in the interest rate environment; inflation; political, legislative or regulatory developments; acts of war or terrorism; the markets' acceptance of and demand for the Company's products and services; technological changes, including the impact of the internet on the Company's business and on the financial services market place generally; the impact of competitive products and pricing; and dependence on third party suppliers. For further information, please refer to the Company's reports filed with the Securities and Exchange Commission at www.sec.gov or on our investor page at www.unionbankvt.com.